Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of July 29, 2009 (“Effective Date”), by and among PharmaCare US Inc., a Delaware corporation (“PharmaCare US”), and PharmaCare Laboratories Pty Ltd., an Australian company (“PharmaCare Australia”) (PharmaCare US and PharmaCare Australia may be referred to herein individually as “Buyer” and collectively as the “Buyers”), Real Health Laboratories, Inc., a California corporation (“Seller”) and a wholly-owned subsidiary of Natural Alternatives International, Inc., a Delaware corporation (“Parent”), and Parent. Buyers, Seller and Parent may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Buyers desire to purchase from Seller certain assets used in (and assume certain of the liabilities of Seller related to) Seller’s wholesale and direct-to-consumer vitamin and nutritional supplement business (the “Business”), which, for purposes of clarification, does not include any assets or business related to products manufactured, marketed, distributed or sold by Parent including, without limitation, under the Parent’s Dr. Cherry brand; and

WHEREAS, Seller desires to sell to Buyers such assets and assign to Buyers such liabilities on the terms set forth herein.

Now, therefore, in consideration of the foregoing premises and the mutual promises herein made and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

Section 1. Definitions. The definitions of certain defined terms, not defined elsewhere in this Agreement, are:

“Acquired Assets” means all of Seller’s right, title, and interest in and to the following, and only the following, specified assets:

(a) the Acquired Intellectual Property; and

(b) the Acquired Inventory.

“Acquired Intellectual Property” means the Intellectual Property listed on Schedule 1.

“Acquired Inventory” means the inventory of the Business listed on Schedule 2, which schedule Buyers and Seller agree will be completed by Seller and delivered to Buyers within ten (10) business days after the Closing Date and will include all of the inventory of the Business and inventories related to open purchase orders as of the Closing Date.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Assumed Liabilities” means the following, and only the following, liabilities of the Seller:

(a)	all obligations for product returns from wholesalers from and after October 29, 2009, including such obligations under Seller’s return and exchange policies as such policies are disclosed on Schedule 3(i) of Seller’s Disclosure Schedule;

(b)	all obligations for product returns in connection with the direct-to-consumer portion of the Business from and after August 30, 2009, including such obligations under Seller’s return and exchange policies as such policies are disclosed on Schedule 3(i) of Seller’s Disclosure Schedule;

(c)	all obligations of Seller related to open purchase orders for Acquired Inventory;

(d)	all obligations of Seller from and after the Closing Date under that certain Endorsement, Licensing and Sales Agreement effective as of May 1, 2009, by and between Seller and Dr. Robert Fried, which agreement shall be assigned by Seller to Buyers at the Closing;

(e)	all obligations of Seller from and after the Closing Date under that certain Coupon Redemption Program Agreement dated as of April 6, 2006, by and between Carolina Manufacturer’s Services, Inc. and Seller (“CMS Agreement”); and

(f)	all obligations of Seller from and after the Closing Date under that certain Patent License Agreement dated as of May 1, 2002, by and between Seller and Unither Pharma, Inc. (“Unither Agreement”), which agreement shall be assigned by Seller to Buyers at the Closing.

provided, however, that the term “Assumed Liabilities” shall not include any of the Excluded Liabilities.

“Closing Date Net Inventory Value” means the Net Inventory Value, as of 12:01 a.m., San Diego time, on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Mutual Confidentiality and Non-Disclosure Agreement entered into by and between Parent and Pharmacare Australia, effective as of February 24, 2009.

“Excluded Liabilities” means any liability or obligation of Seller other than those set forth in the definition of “Assumed Liabilities,” including: (a) any liability arising out of or relating to the operation of the Business by Seller, including any liability relating to products manufactured or distributed by or for Seller, prior to the Closing Date; (b) any liability of Seller or any of Seller’s Affiliates for Taxes, including any liability of Seller or any of Seller’s Affiliates for Taxes as a result of Seller’s operation of the

Business or Taxes payable by Seller or any of Seller’s Affiliates that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement; (c) any liability of Seller or any of Seller’s Affiliates relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, health care plans or benefits or other employee plans or benefits of any kind for Seller’s employees or former employees or both, in every case arising out of and relating to Seller’s employment of such employees or former employees and including any liability of Seller under any employment, severance, retention or termination agreement with any employee of Seller or any of Seller’s Affiliates; (d) any liability of Seller under this Agreement or other document executed in connection with the transactions contemplated hereby; (e) any liability of Seller based upon Seller’s acts or omissions occurring after the Closing; (f) any liability of Seller or any of Seller’s Affiliates arising out of product returns in connection with discontinued product programs where Seller or its Affiliates has received notice from a customer as of the Closing Date that such customer intends to discontinue carrying such product and any liabilities related to any discount programs implemented by any such customer to liquidate any such product (“Discontinued Product Programs”); and (g) any amount remaining due and payable by Seller to third parties as of the Closing Date in connection with Seller’s acquisition of the Acquired Inventory, other than obligations of Seller related to open purchase orders for Acquired Inventory that are being assumed by Buyer.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Intellectual Property” means: (a) customer names and history, (b) vendor names, (c) product cost history, (d) product performance, (e) customer performance, (f) campaign performance, (g) URLs and any Internet addresses, (h) trademarks, service marks, trade dress, logos, slogans, trade names, Internet domain names and telephone numbers, together with translations, adaptations, derivations, and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith, (i) websites, graphics, designs, labels, packaging and other copyrightable works, copyrights, and applications, registrations, and renewals in connection therewith, (j) product specifications, trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals together with marketing material, point of sale material and television commercials), (k) advertising and promotional materials, (l) other proprietary rights, and (m) copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means, with respect to any representation, warranty or statement of any Party in this Agreement that is qualified by such Party’s “knowledge,” the actual knowledge of such Party or such knowledge that a reasonably prudent officer, director, manager or employee should have if such Person duly performed his or her duties as an officer, director, manager or employee of such Party with due care; provided, however, that the foregoing shall not be construed to create a duty or obligation on any Person to engage in or conduct any inquiry or investigation, and provided further that Seller will be deemed to have Knowledge of a particular fact or other matter only if Ken Wolf or Mark LeDoux has Knowledge of that fact or other matter, and Buyer will be deemed to have Knowledge of a particular fact or other matter only if Toby Browne or Michael Halter has Knowledge of that fact or other matter.

“Net Inventory Value” means the amount equal to (a) the gross inventory value of the Acquired Inventory as set forth on the books and records of the Seller, which have been maintained in accordance with GAAP, less (b) any inventory reserve balance set forth on such books and records.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Restricted Business” means the marketing and sale of the products included in Acquired Inventory; provided, however, that the foregoing shall not be construed in a manner such that it in any way limits or restricts the ability of Seller, its Parent or Affiliates from (i) manufacturing any products for third parties, or (ii) manufacturing, distributing or selling any products being sold as of the Closing Date under the Dr. Cherry brand or any other nutritional supplements or other nutraceutical, nutritional or skin care products not included in Acquired Inventory. Notwithstanding the foregoing part (ii), the Parties agree that, during the Restricted Period (as hereinafter defined), neither Seller nor its Parent or Affiliates may create, distribute and sell a new brand of products not existing as of the Closing Date and comprised of products substantially similar to those included in Acquired Inventory.

“Tax” or “Taxes” means any federal, state, local, or foreign taxes, charges, fees, imposts or other assessments, including those related to income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 2. Basic Transaction.

(a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyers agree to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyers, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

(b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyers agree to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyers will not assume or have any responsibility, however, with respect to any other obligation or liability of Seller not included within the definition of Assumed Liabilities.

(c) Purchase Price.

(i) At the Closing, Buyer agrees to pay to Seller $500,000 (the “Purchase Price”) in United States dollars, by delivery of cash in such amount, payable by wire transfer or delivery of other immediately available funds. The Purchase Price is subject to adjustment as provided in Section 2(c)(ii) below.

(ii) Purchase Price Adjustments. No later than ten (10) business days after the Closing Date, Seller shall provide Buyers with a final copy of Schedule 2, setting forth the Acquired Inventory, and Exhibit D, which shall include a statement of the Closing Date Net Inventory Value based on such Schedule 2. The date such Schedule 2 and Exhibit D are provided by Seller to Buyers is referred to herein as the “Schedule 2 Delivery Date.”

(A) If the Closing Date Net Inventory Value is less than $265,000, then the Purchase Price shall be decreased by an amount equal to the difference obtained by subtracting the amount of the Closing Date Net Inventory Value from $265,000, and Seller shall pay such difference to Buyers within five (5) business days after the Schedule 2 Delivery Date.

(B) If the Closing Date Net Inventory Value is greater than $315,000, then the Purchase Price shall be increased by an amount equal to the difference obtained by subtracting $315,000 from the amount of the Closing Date Net Inventory Value, and Buyers shall pay such difference to Seller within five (5) business days after the Schedule 2 Delivery Date.

(C) If, on the Closing Date, the Interbank Australian Dollar exchange rate relative to the U.S. Dollar, as reported in the Wall Street Journal, is less than 0.665 cents, the Purchase Price shall be adjusted such that the Purchase Price in U.S. Dollars is the equivalent of $714,286 Australian Dollars based on such Closing Date exchange rate.

(iii) Earn-out. In addition to the Purchase Price, Seller shall receive from Buyers, as additional consideration for the transactions contemplated hereby, the amounts set forth below:

(A) Within forty five (45) days after the end of each of the three month periods ending on October 31, 2009, January 31, 2010, April 30, 2010 and July 31, 2010, Buyers shall calculate the Consolidated Brand Contribution Margin consistent with the method and presentation set forth in the Consolidated Budgeted Brand Contribution attached hereto as Exhibit H (“Budgeted Brand Contribution”) and submit a copy of such calculation to Seller. The calculation for the three month period ending July 31, 2010 shall also include a cumulative calculation for the period from August 1, 2009 through July 31, 2010. To the extent any expenditures of Buyers reflected on the Consolidated Brand Contribution Margin calculated by Buyers exceed the budgeted amounts for such expenditures as set forth on the Budgeted Brand Contribution, and such increases were authorized, initiated or otherwise within the control of Buyers, including any increases resulting from an increase in the number of employees, any change in the nature or amount of promotional activities undertaken, or any other change in the operation of the Business as conducted by Buyers, such excess amounts shall be added back to the Brand Contribution Margin such that the Brand Contribution Margin shall be calculated as if such excesses had not occurred.

(B) For each of the three month periods ending on October 31, 2009, January 31, 2010, and April 30, 2010, Buyers shall pay to Seller an amount equal to:

[A ÷ B] x $125,000 x 0.50

where	A =	the actual Brand Contribution Margin for the three month period as calculated by Buyers; and

	B =	the budgeted Brand Contribution Margin for the three month period set forth on the Budgeted Brand Contribution.

(C) For the three month period ending on July 31, 2010, Buyers shall pay to Seller an amount equal to:

[X ÷ Y] x $500,000 - Z

where	X =	the actual Brand Contribution Margin for the period from August 1, 2009 through July 31, 2010 as calculated by Buyers;

	Y =	the budgeted Brand Contribution Margin for the period from August 1, 2009 through July 31, 2010 set forth on the Budgeted Brand Contribution; and

	Z =	the amount of the payments previously paid by Buyers to Seller pursuant to Section 2(c)(iii)(B).

(D) The amounts due to Seller from Buyers in accordance with Section 2(c)(iii)(B) and Section 2(c)(iii)(C) shall be paid to Seller no later than sixty (60) days after the end of each such three month period.

(E) All computations in connection with the Consolidated Brand Contribution Margin for purposes of Section 2(c)(iii)(A) shall be done by Buyers in accordance with GAAP.

(F) Seller shall be entitled to have access to the books and records of Buyers and the work papers of Buyers prepared in connection with the preparation and calculation of the Consolidated Brand Contribution Margin and shall be entitled to discuss such books and records, work papers and calculation with Buyers and those persons responsible for the preparation thereof.

(d) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of K&L Gates LLP, 3580 Carmel Mt. Road, Suite 200, San Diego, California commencing at 9:00 a.m. local time on July 31, 2009 following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or at such other place, such other time or by such other method as the Parties may mutually determine (the “Closing Date”).

(e) Deliveries at the Closing. At the Closing, (i) Seller will deliver to Buyers the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) Buyers will deliver to Seller the various funds, certificates, instruments, and documents referred to in Section 6(b) below; (iii) Seller will execute, acknowledge (if appropriate), and deliver (A) to PharmaCare US an Assignment and Bill of Sale in the form of Exhibit A-1, (B) to PharmaCare Australia an Assignment and Bill of Sale in the form of Exhibit A-2, (C) to PharmaCare Australia a counterpart Trademark Assignment in the form attached hereto as Exhibit C, (D) to Buyers a counterpart Instrument of Assumption in the form attached hereto as Exhibit B, (E) to Buyers an Assignment and Assumption Agreement in the form attached hereto as Exhibit F, and (F) to Buyers such other instruments of sale, transfer, conveyance, and assignment as Buyers and their counsel may reasonably request; (iv) Buyers will execute and deliver to Seller a counterpart Instrument of Assumption in the form attached hereto as Exhibit B; (v) PharmaCare Australia will execute and deliver to Seller a counterpart Trademark Assignment in the form attached hereto as Exhibit C; (vi) Buyers will execute and deliver to Seller a counterpart Assignment and Assumption Agreement in the form attached hereto as Exhibit F; (vii) Buyers will execute, acknowledge (if appropriate), and deliver to Seller such other instruments of assumption as Seller and its counsel may reasonably request; and (viii) Buyers will deliver to Seller the consideration specified in Section 2(c)(i) above (as may be adjusted pursuant to Section 2(c)(ii)).

(f) Purchase Price Allocation. The Purchase Price shall be allocated among the Acquired Assets as mutually agreed by Buyers and Seller. It is intended that such allocation will comply with the requirements of Section 1060 of the Code. Buyers shall prepare and deliver Internal Revenue Service (“IRS”) Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS, subject to Seller’s review and approval which shall not be unreasonably withheld. Seller and Buyers shall file Form 8594 with their respective timely-filed Tax Returns consistent with such allocation. The Parties shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any federal, state or local Tax, including the calculation of gain, loss and basis with reference to the Purchase Price allocation made pursuant to this Section 2(f). The Parties shall not take any action or position inconsistent with the obligations set forth in this Agreement. Seller agrees to indemnify and hold Buyers and their respective Affiliates harmless and Buyers hereby agree to indemnify and hold Seller and its Affiliates harmless, from and against any and all losses, liabilities and expenses (including additional income taxes and reasonable fees and disbursements of counsel) that may be incurred by the indemnified party as a result of the failure of the indemnifying party so to report the sale and purchase of the Acquired Assets as required by applicable laws.

Section 3. Seller’s Representations and Warranties. Seller represents and warrants to Buyers that the statements contained in this Section 3 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3 and the other sections of this Agreement pursuant to which disclosure is made or items are referred to in the Disclosure Schedule.

(a) Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with full corporate power and authority to conduct the Business as now being conducted by it, and to own and use the properties it purports to own and use in the conduct of the Business.

(b) Authorization of Transaction. Seller has full corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby (the “Transaction Documents”) and to perform its obligations thereunder. This Agreement constitutes, and the other Transaction Documents to which Seller is a party when executed will constitute, the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally. The execution, delivery and performance of the Transaction Documents to which Seller is a party by Seller have been duly authorized by all necessary action of Seller’s shareholder and board of directors.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or the Acquired Assets are subject, except as set forth in Schedule 3(c) of Seller’s Disclosure Schedule, or any provision of the charter or bylaws of Seller, or (ii) except as set forth in Schedule 3(c) of Seller’s Disclosure Schedule, conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any lien upon any of the Acquired Assets). Except as set forth in Schedule 3(c) of Seller’s Disclosure Schedule, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d) Brokers’ Fees. Except as set forth in Schedule 3(d) of Seller’s Disclosure Schedule, Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets. Except as set forth in Schedule 3(e) of Seller’s Disclosure Schedule, Seller has good title to the Acquired Assets, free and clear of any liens or restriction on transfer, and Seller has the right to transfer the Acquired Assets to Buyers, free and clear of any liens or other encumbrances or liabilities.

(f) Selected Financial Data. Within ten (10) business days after the Closing Date, Seller shall prepare, deliver to Buyers and attach hereto as Exhibit D the following financial data (the “Selected Financial Data”):

(i) The Closing Date Net Inventory Value, which shall be deemed final and conclusive and binding upon the Seller and the Buyers for purposes of this Agreement; and

(ii) the obligations of Seller in respect of the Assumed Liabilities, as of the Closing Date.

Except as set forth on Schedule 3(f) of Seller’s Disclosure Schedule, the Selected Financial Data will fairly present the values, obligations and expenses set forth therein and will be based upon the books and records of Seller, which have been maintained in accordance with GAAP.

(g) Acquired Intellectual Property.

(i) Except as set forth on Schedule 3(g)(i) of Seller’s Disclosure Schedule, to Seller’s Knowledge: (a) no third party has interfered with, infringed upon, misappropriated, or violated the Acquired Intellectual Property; (b) no Acquired Intellectual Property interferes with, infringes upon or violates the intellectual property rights of any third-party; (c) no copyrighted or copyrightable material included in the Acquired Intellectual Property infringes upon or violates the copyrights of any third party; and (d) no know-how, process, or product included in the Acquired Intellectual Property violates any trade secret of any third party.

(ii) Schedule 3(g)(ii) of the Disclosure Schedule identifies: (a) each license, agreement, or other permission that Seller has granted to any third party with respect to any of the Acquired Intellectual Property (together with any exceptions); and (b) each license, agreement, or other permission that has been granted to Seller with respect to any of the Acquired Intellectual Property. With respect to each item required to be disclosed on Section 3(g)(ii) of the Disclosure Schedule, as well as each other item of Acquired Intellectual Property:

(A) Except as set forth on Schedule 3(g)(ii)(A) of Seller’s Disclosure Schedule, Seller possesses all right, title, and interest in and to the item, free and clear of any lien, license, or other restriction, and Seller is not obligated to pay any royalties with respect thereto;

(B) Except as set forth on Schedule 3(g)(ii)(B) of Seller’s Disclosure Schedule, the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) Except as set forth on Schedule 3(g)(ii)(C) of Seller’s Disclosure Schedule, no action, suit, proceeding, hearing, charge, complaint, claim, or demand is pending nor, to Seller’s Knowledge, is threatened, nor has Seller received notice of the commencement of any investigation, that challenges the legality, validity, enforceability, use, or ownership of the item;

(D) except as set forth in Schedule 3(g)(ii)(D) of Seller’s Disclosure Schedule, the consummation of the transactions contemplated hereby would not result in the loss or expiration of any domain name or registered trademark set forth in Schedule 3(g)(iv) of Seller’s Disclosure Schedule; and

(E) except as set forth in Schedule 3(g)(ii)(E) of Seller’s Disclosure Schedule, all fictional names, trade marks, trade names and service marks have been registered with the applicable governmental authority, including the United States Patent and Trademark Office, are currently in compliance with all applicable laws, and, to Seller’s knowledge, are valid and enforceable.

(iii) Schedule 3(g)(iii) of the Disclosure Schedule identifies each material item of Acquired Intellectual Property that any third party owns and Seller uses pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyers correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of Intellectual Property required to be identified in Schedule 3(g)(iii) of the Disclosure Schedule, Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(iv) Schedule 3(g)(iv) of the Disclosure Schedule identifies each material trademark and Internet domain name used in the operation of the Business.

(v) Except as set forth on Schedule 3(g)(v) of Seller’s Disclosure Schedule, the Acquired Intellectual Property constitutes all of the material Intellectual Property used by Seller in the operation of the Business as currently conducted.

(h) Acquired Inventory. The Acquired Inventory consists of materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which, to Seller’s Knowledge, is fit for the purpose for which it was procured or manufactured, and none of which, to Seller’s Knowledge, except as set forth on Schedule 3(h) of Seller’s Disclosure Schedule is damaged or defective. Inventory now on hand that was purchased after June 30, 2008 was purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase.

(i) Product Warranty; Product Liability.

(i) Except as set forth in Schedule 3(i) of Seller’s Disclosure Schedule, substantially all of the products manufactured, sold, leased, and delivered by Seller in the operation of the Business have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith. Substantially all of the products manufactured, sold, leased, and delivered by Seller in the operation of the Business are subject to the terms and conditions of sale or lease as set forth in Schedule 3(i) of Seller’s Disclosure Schedule, and on the Business’ websites as of the Closing Date. Except as set forth in Schedule 3(i) of Seller’s Disclosure Schedule, Seller provides no standard terms and conditions of sale or lease (including guaranties, warranties or indemnities) relating to the products manufactured, sold, leased or delivered in Seller’s operation of that portion of the Business being sold by Seller hereunder.

(ii) Seller has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller in its operation of that portion of the Business conducted with the Acquired Assets.

(j) Solvency. Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used in this Section 3(j), “insolvent” means that the sum of the debts and other probable liabilities of Seller exceed the present fair saleable value of Seller’s assets.

Section 4. Buyers’ Representations and Warranties. Each Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section 4).

(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to conduct its business as now being conducted by it and to own and use the properties it purports to own and use.

(b) Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. This Agreement constitutes, and the other Transaction Documents when executed will constitute, the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally. The execution, delivery and performance of the Transaction Documents by Buyer have been duly authorized by all necessary action of Buyer’s shareholders and board of directors.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 5. Post-Closing Covenants. In addition to any other provisions herein, the Parties agree as follows with respect to the period following the Closing:

(a) General. Each Party shall, at the request of any other Party from time to time and at any time, whether on or after the Closing Date, and without further consideration except as provided in Section 5(b) or 5(e) hereof, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the Party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Acquired Assets, or for the assumption of the Assumed Liabilities, or to otherwise satisfy and perform the obligations of the Parties hereunder. Without limiting the generality of the foregoing, Seller shall, upon the request of Buyers, in a timely manner on and after the Closing Date execute and deliver to Buyers such other documents, releases, assignments and other instruments as may be reasonably required to effectuate completely the transfer and assignment to Buyers of, and to vest fully in Buyers, Seller’s rights to, the Acquired Assets.

(b) Transition.

(i) Seller will not take any action that is designed to or could reasonably be anticipated to discourage any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyers after the Closing as it maintained with Seller with respect to the Business prior to the Closing.

(ii) For a period of up to six months following the Closing Date, Seller agrees to provide certain transition services and support to Buyers, as set forth on Exhibit G attached hereto, which exhibit may be changed or modified upon the approval of Buyers and Seller. For such services, Buyers will pay Seller a one time set-up fee in the amount of $2,500 payable at Closing and, in addition, will compensate Seller in the amount of $9,000 per month, which monthly amount shall be due and payable by Buyers to Seller no later than the fifth (5th) day of each month in which services are to be provided.

(c) Non-Competition.

(i) In consideration of the Purchase Price and the assumption by Buyers of the Assumed Liabilities, for a period of two (2) years from the Closing Date (the “Restricted Period”), Seller and its Affiliates shall not:

(A) engage in the Restricted Business;

(B) directly or indirectly through another entity induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Buyers or any of their Affiliates to cease doing Restricted Business with Buyers or any of their Affiliates, or in any way interfere with the Restricted Business relationship between any such customer, supplier, licensee or business relation of Buyers or any of their Affiliates (including making any negative statements or communications about the Restricted Business of Buyers or any of their Affiliates);

(C) directly or indirectly through another entity solicit, induce or conspire with or attempt to solicit, induce, or conspire with any employee or officer of Buyers or any of their Affiliates to leave the employ of Buyers or any of their Affiliates, or to compete against Buyers or any of their Affiliates in the Restricted Business, or in any way interfere with the relationship between Buyers or any of their Affiliates and any employee or officer thereof; or

(D) divert or attempt to divert any or all of Buyers’ customers’ or suppliers’ Restricted Business with Buyers from Buyers in violation of this Agreement or applicable law (including the violation of any trade secrets law).

(ii) The covenants in this Section 5(c) are severable and separate, and the unenforceability of any specific covenant in this Section 5(c) is not intended by any Party to, and shall not, affect the provisions of any other covenant in this Section 5(c). If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in this Section 5(c) are unreasonable as applied to Seller, the Parties acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and that they thereby shall be reformed to that extent as applied to Seller.

(iii) All of the covenants in this Section 5(c) are intended by each Party to be, and shall be construed as, an agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Seller against Buyers, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyers of any covenant in this Section 5(c). It is specifically agreed that the time periods specified in Section 5(c)(i) shall be computed by excluding from that computation any time during which Seller is in violation of any provision of Section 5(c)(i).

(iv) Buyers and Seller hereby agree that this Section 5(c) is a material and substantial part of this Agreement, and absent Seller agreeing to be bound by this Section 5(c), Buyers would not have consummated the transactions contemplated herein.

(v) The Parties agree that money damages would not necessarily be an adequate remedy for any breach of this Section 5(c). Because of the difficulty in measuring the economic losses that may be incurred by Buyers as a result of any breach by Seller of the covenants in this Section 5(c) and because of the immediate and irreparable damage that could be caused to Buyers for which they would have no other adequate remedy, Seller agrees that Buyers may enforce the provisions of this Section 5(c) by any equitable or legal means, including seeking an appropriate injunction or restraining order against Seller if a breach of any of those provisions occurs. Therefore, in the event of a breach of this Section 5(c), Buyers or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief (temporary and/or permanent), in order to enforce, or prevent any violations of, the provisions hereof.

(vi) In the event of any breach by Seller or any of its Affiliates of the terms of this Section 5(c), Seller shall reimburse Buyers for their reasonable attorneys’ fees, court costs and other expenses it incurs in enforcing the provisions of this Section 5(c).

(d) Preservation of Records. Seller shall, and shall cause its Affiliates to, preserve and keep the financial records held by it relating to the Business for a period of three (3) years from the Closing Date and shall make such records available to Buyers as may be reasonably required by Buyers in connection with, among other things, the conduct by Buyers of the Business conducted with the Acquired Assets, any insurance claims, governmental investigations, or securities offerings and shall permit Buyers to make and keep copies of such records, at Buyers’ sole cost and expense.

(e) Assignment and Assumption of Certain Contracts. In connection with the assignment and assumption of the Unither Agreement, Buyers agree to provide the written notice to Unither Pharma, Inc. required pursuant to Section 4.2 of the Unither Agreement within the time period and in the form specified therein. In addition, Buyers acknowledge and understand that any existing agreements between One World Distribution, Inc. and Seller are not being assigned to Buyers and are being terminated effective as of the Closing. To the extent Buyers wish to retain the services of One World Distribution, Inc. with respect to the Business, Buyers will be required to enter into their own separate agreement(s) with One World Distribution, Inc.

(f) Discontinued Product Programs. With respect to products returned in connection with a Discontinued Product Program, Buyers agree to purchase from Seller any such products returned at least 12 months prior to their expiration date at a purchase price equal to Seller’s cost, as reflected on the books and records of Seller. Any products returned in connection with a Discontinued Product Program with less than 12 months remaining until their expiration date shall be destroyed at Seller’s sole cost and expense, unless Buyers, in their sole discretion, elect to purchase such products from Seller at such price as is mutually agreed upon by Buyers and Seller.

Section 6. Conditions to Obligation to Close.

(a) Conditions to Buyer’s Obligation. The obligation of Buyers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects (except for those representations and warranties qualified by “material,” which shall be true and correct in all respects) at and as of the Closing Date;

(ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects (other than those covenants contained in Section 2(e) which shall have been complied with in all respects) through the Closing;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) adversely affect the right of Buyers to own the Acquired Assets (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Seller shall have received the consent of Wells Fargo Bank, National Association identified in Schedule 3(c) of Seller’s Disclosure Schedule and such consent shall be in full force and effect;

(v) Seller shall have received the consent of Carolina Manufacturer’s Services, Inc. to the assignment and assumption of the CMS Agreement by Seller to Buyers;

(vi) Seller shall have delivered to Buyers a certificate, executed by an authorized officer of Seller, to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied in all respects;

(vii) Buyers shall have received from counsel to Seller an opinion addressing the matters set forth in Sections 3(a), (b), and (c) in form and substance as is customary for transactions of the type contemplated by this Agreement and otherwise reasonably acceptable to Buyers, addressed to Buyers; and

(viii) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyers.

Buyers may waive any condition specified in this Section 6(a) if Buyers execute a writing so stating at or prior to the Closing.

(b) Conditions to Seller’s Obligation. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects (except for those representations and warranties qualified by “material,” which shall be true and correct in all respects) at and as of the Closing Date;

(ii) Buyers shall have performed and complied with all of their covenants hereunder in all material respects (other than those covenants contained in Section 2(e) which shall have been complied with in all respects) through the Closing;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) each Buyer shall have delivered to Seller a certificate, executed by an authorized officer of such Buyer, to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

(v) Seller shall have received the consent of Wells Fargo Bank, National Association identified in Schedule 3(c) of Seller’s Disclosure Schedule and such consent shall be in full force and effect;

(vi) Seller shall have received the consent of Carolina Manufacturer’s Services, Inc. to the assignment and assumption of the CMS Agreement by Seller to Buyers;

(vii) all actions to be taken by Buyers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller;

(viii) Buyers shall have paid the Purchase Price to Seller;

(ix) Buyers shall have paid a one time set-up fee to Seller in the amount of $2,500 in connection with the transition services to be provided by Seller to Buyers under Section 5(b); and

(x) PharmaCare US shall have paid to Parent all Daily Fees due to Parent under the terms of that certain Agreement by and between PharmaCare US and Parent effective as of July 15, 2009 for certain services provided by Kimberly Weld (the “Weld Agreement”).

Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

Section 7. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of Buyers and Seller contained in this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months from the Effective Date; provided, however, that the representations and warranties contained in Sections 3(d), 3(e) and 4(d) shall survive the Closing and continue in full force and effect for a period of three years from the Effective Date.

(b) Indemnification Provisions for Buyers’ Benefit.

(i) In the event Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that Buyers make a written claim for indemnification against Seller pursuant to Sections 7(d) and 9(g) below within the survival period (if there is an applicable survival period pursuant to Section 7(a) above), then Seller agrees to indemnify Buyers from and against the entirety of any Adverse Consequences Buyers may suffer (including any Adverse Consequences Buyers may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(ii) Seller agrees to indemnify Buyers from and against the entirety of any Adverse Consequences Buyers suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of Seller that is not an Assumed Liability.

(iii) Parent hereby irrevocably, unconditionally and absolutely guarantees to Buyers, the prompt full payment and performance of all obligations of Seller that are or may become due and owing to Buyers arising out of Seller’s obligations under this Section 7.

(c) Indemnification Provisions for Seller’s Benefit.

(i) In the event any Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that Seller makes a written claim for indemnification against Buyer pursuant to Sections 7(d) and 9(g) below within the survival period (if there is an applicable survival period pursuant to Section 7(a) above), then Buyers agree to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer (including any Adverse Consequences Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(ii) Buyers agree to indemnify Seller from and against the entirety of any Adverse Consequences Seller suffers resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability or by any Buyer’s acts or omission occurring after the Closing.

(d) Limitations.

(i) Notwithstanding any other provision of this Agreement: (i) the liability of Seller or Buyers for any Adverse Consequences shall be limited to direct Adverse Consequences and shall not include incidental, consequential or punitive damages (whether arising in tort, contract or otherwise, including the negligence or gross negligence of any of the Parties and whether or not foreseeable), unless such damages arise as a result of fraud or willful misconduct; and (ii) the obligations of Seller or Buyers for Adverse Consequences, whether pursuant to the indemnity obligations of this Section 7 or otherwise, arising, directly or indirectly, from or in connection with, this Agreement or the transactions contemplated hereby, shall in no event exceed in the aggregate the Purchase Price, as such Purchase Price may be adjusted as provided herein.

(ii) Notwithstanding any other provision of this Agreement, for purposes of this Section 7, a Party shall not be deemed to have breached any representation, warranty, covenant or obligation if (i) the other Party, prior to the Closing, had

Knowledge of the breach, or facts and circumstances constituting or resulting in a breach, of such representation, warranty, covenant or obligation, and (ii) the non-breaching Party did not notify the breaching Party of the breach and consummated the transactions contemplated by this Agreement notwithstanding the non-breaching Party’s Knowledge of the breach.

(e) Matters Involving Third Parties.

(i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby actually and materially prejudiced.

(ii) The Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 business days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 7(e)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(iv) In the event the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with Section 7(e)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 7.

(f) Exclusive Remedy. Buyers and Seller acknowledge and agree that the foregoing indemnification provisions in this Section 7 shall be the exclusive remedy of Buyers and Seller with respect to the transactions contemplated by this Agreement; provided that, in the case of fraud or willful misrepresentation or breach, the foregoing indemnification provisions shall not be exclusive, but shall be in addition to any other rights or remedies to which Buyers and Seller or their respective assigns, as the case may be, may be entitled at law or in equity.

Section 8. Termination.

(a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i) Buyers, Seller and Parent may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyers may terminate this Agreement by giving written notice to Seller and Parent at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyers have notified Seller of the breach, and the breach has continued without cure for a period of 10 business days after the notice of breach or (B) if the Closing shall not have occurred on or before July 31, 2009, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from any Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) Seller or Parent may terminate this Agreement by giving written notice to Buyers at any time prior to the Closing (A) in the event any Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyers of the breach, and the breach has continued without cure for a period of 10 business days after the notice of breach or (B) if the Closing shall not have occurred on or before July 31, 2009, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach); provided, however, that the covenants contained in Sections 9(a) and 9(p) below, and in the Confidentiality Agreement, shall survive termination.

Section 9. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, which approval shall not be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise the other Parties prior to making the disclosure). Notwithstanding the foregoing, Buyers are hereby advised by Seller and Parent and acknowledge that within four (4) business days after the Effective Date, Parent will file a Current Report on Form 8-K with the United States Securities and Exchange Commission disclosing the entry into this Agreement, the Parties, the terms of this Agreement and the transactions contemplated hereby and such other information as it believes in good faith is required by applicable law to be disclosed in such report, and Seller hereby agrees it will provide a copy of such Form 8-K to Buyers prior to its filing and allow Buyers a reasonable opportunity to review and comment upon the disclosures set forth therein.

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third Person to any Party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over or against any Party to this Agreement.

(c) Entire Agreement. This Agreement (including the documents referred to herein), the Confidentiality Agreement and the Weld Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, express or implied, to the extent they relate in any way to the subject matter hereof or thereof. Each Party acknowledges that no representation, warranties, inducements, promises or agreement, oral or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which are not embodied herein or therein.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that a Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic means shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on receipt as shown by written or electronic records and either (i) delivered personally to the recipient, (ii) sent to the recipient by reputable overnight courier service (charges prepaid), (iii) sent to the recipient by facsimile transmission or electronic mail, or (iv) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Real Health Laboratories, Inc.
c/o Natural Alternatives International, Inc.
1185 Linda Vista Drive
San Marcos, CA 92078
Attention: Ken Wolf
Fax: (760) 591-9637

If to Parent:	Natural Alternatives International, Inc.
1185 Linda Vista Drive
San Marcos, CA 92078
Attention: Ken Wolf
Fax: (760) 591-9637

In each case with a copy to:

K&L Gates LLP
3580 Carmel Mountain Rd., Ste. 200
San Diego, CA 92130
Attention: David A. Fisher
Fax: (858) 509-7461

If to Buyers:	PharmaCare Laboratories Pty Ltd.
16 Jubilee Avenue
Warriewood NSW 2102
Australia
Attention: Anthony Robertson

Copy to:	Graham R. Taylor, Esq.
101 Montgomery Street, Suite 2050
San Francisco, CA 94194

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Any action or proceeding arising out of or relating to this Agreement shall only be brought in the state or federal courts in San Diego County, California, and each of the parties hereto submits to the personal jurisdiction of such courts (and of the appropriate appellate courts wherever located) in any such action or proceeding, and selects the courts in San Diego County, California for proper venue in any such action or proceeding.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyers, Parent and Seller. No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. The Parties Shall each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Attorneys’ Fees. If any Party brings a suit or other proceeding against another Party as a result of any alleged breach or failure by another Party to fulfill or perform any covenants or obligations under this Agreement, then the prevailing Party obtaining final judgment in such action or proceeding shall be entitled to receive from the non-prevailing Party the prevailing Party’s reasonable attorneys’ fees incurred by reason of such action or proceeding and all costs associated with such action or proceeding incurred by the prevailing Party, including the costs of preparation and investigation. The term “prevailing party” shall mean the Party that is entitled to recover its attorneys’ fees, costs and expenses in the proceeding under applicable law or the Party designated as such by the court or arbitrator.

(o) Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(p) Confidentiality. The Parties acknowledge that the existence of this Agreement and certain information that has been or may be disclosed by the Parties and/or their respective Affiliates or others acting on their behalf is considered Confidential Information (as such term is defined in the Confidentiality Agreement). Subject to Section 9(a) hereof, each Party agrees to not, and to cause its respective directors, officers, employees, agents, advisors and Affiliates to not, without the prior written consent of the other Parties, disclose, disseminate or publish Confidential Information, and each Party agrees to, and to cause its respective directors, officers, employees, agents, advisors and Affiliates to, treat any such information in accordance with the terms of the Confidentiality Agreement regardless of whether such Party is a party to the Confidentiality Agreement.

(q) Joint and Several Liability. Buyers’ obligations and liabilities under this Agreement shall, in all cases, be joint and several.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

BUYERS:

PHARMACARE US INC.

By:	/s/ Toby Browne
Toby Browne, Chief Executive Officer

PHARMACARE LABORATORIES PTY LTD.

By:	/s/ Toby Browne
Toby Browne, Managing Director

SELLER:

REAL HEALTH LABORATORIES, INC.

By:	/s/ Mark LeDoux
Mark LeDoux, Chief Executive Officer

PARENT:

NATURAL ALTERNATIVES
INTERNATIONAL, INC.

By:	/s/ Mark LeDoux
Mark LeDoux, Chief Executive Officer

Signature Page to Asset Purchase Agreement